Exhibit 99.1

Golden Enterprises Announces Quarterly and Annual Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--July 18, 2013--Golden Enterprises, Inc.’s (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable August 7, 2013 to stockholders of record on July 29, 2013.

Golden Enterprises, Inc.’s basic and diluted income for the thirteen weeks ended May 31, 2013 were $.04 loss compared to $.04 gain for the thirteen weeks ended June 1, 2012 on net sales of $35,811,403 versus $35,280,087, an increase of 2%.

For the 52 weeks ended May 31, 2013, net income was $.10 per share compared to $.19 per share in the 52 weeks ended June 1,2012. Net sales were $137.3 million for the 52 weeks ended May 31, 2013 compared with $136.1 million for the 52 weeks ended June 1, 2012, an increase of 1%.

Selling, general and administrative expenses for the 52 weeks ended May 31, 2013 increased $2.6 million compared to the prior year. The cost associated with the implementation of the Company’s new enterprise resource planning system increased selling general and administrative expenses. Along with the cost associated with the implementation of the ERP system, cost of health and life insurance added cost to the SG&A total.

The following is a summary of net sales and income information.

	Three Months Ended		Twelve Months Ended
	Thirteen Weeks Ended		52 Weeks Ended	52 Weeks Ended
	May 31, 2013	June 1, 2012	May 31, 2013	June 1, 2012

Net Sales	$35,811,403	$35,280,087	$137,344,716	$136,185,657

Income before income taxes	(743,139)	1,139,366	2,176,555	3,945,849
Income taxes	(292,395)	676,359	1,042,518	1,738,226
Net income	$(450,744)	$463,007	$1,134,037	$2,207,623

Basic and diluted income per share	$(0.04)	$0.04	$0.10	$0.19

Basic weighted shares outstanding	11,732,632	11,734,632	11,733,489	11,734,632

Diluted weighted shares outstanding	11,732,632	11,734,632	11,733,489	11,734,632

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Golden Enterprises, Inc.
Patty Townsend, 205-458-7132